Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401
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FIRM / AFFILIATE OFFICES
July 22, 2016 Sunoco LP Sunoco Finance Corp. 8020 Park Lane Suite 200 Dallas, Texas 75231	Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	$800,000,000 Aggregate Principal Amount of 6.375% Senior Notes due 2023 and Related Guarantees and $800,000,000 Aggregate Principal Amount of 6.250% Senior Notes due 2021 and Related Guarantees

Ladies and Gentlemen:

We have acted as special counsel to Sunoco LP, a Delaware limited partnership (the “Partnership”), and Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), in connection with the issuance by the Issuers of (a) up to $800,000,000 aggregate principal amount of 6.375% Senior Notes due 2023 (the “2023 Notes”) and the guarantees of the 2023 Notes (the “2023 Notes Guarantees”) by the entities set forth on Exhibit 1 hereto (the “Guarantors” and, excluding Aloha Petroleum Ltd., a Hawaii corporation, Sunoco Retail LLC, a Pennsylvania limited liability company, and MACS Retail LLC and Southside Oil, LLC, each a Virginia limited liability company, the “Covered Guarantors”), issued under an Indenture dated as of April 1, 2015 by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (as so amended and supplemented to date, the “2023 Indenture”), and (b) up to $800,000,000 aggregate principal amount of 6.250% Senior Notes due 2021 (the “2021 Notes” and, together with the 2023 Notes, the “Notes”) and the guarantees of the 2021 Notes (the “2021 Notes Guarantees” and, together with the 2023 Notes Guarantees, the “Guarantees”) by the Guarantors issued under an Indenture dated as of April 7, 2016 by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “2021 Indenture” and, together with the 2023 Indenture, the “Indentures”), in each case, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 22, 2016 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

July 22, 2016

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Amended and Restated Certificate of Limited Partnership of the Partnership (the “Partnership Certificate”), and the First Amended and Restated Agreement of Limited Partnership of Sunoco LP dated September 25, 2012, as amended (the “Partnership Agreement”), which, with your consent, we have assumed is (i) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (ii) in full force and effect, and (iii) the entire agreement of the parties pertaining to the subject matter thereof. With your consent, we have also relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Texas Business Organizations Code, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware and Texas, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters of Hawaii, Virginia and Pennsylvania law are addressed in the opinion of Cades Schutte LLP, Williams Mullen and Drinker Biddle & Reath LLP, respectively, and are also filed as exhibits to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The 2023 Notes and the 2023 Notes Guarantees have been authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, of the Issuers and the Covered Guarantors and, when the 2023 Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Issuers in accordance with the terms of the 2023 Indenture and the exchange offer described in the Prospectus, the 2023 Notes and the 2023 Notes Guarantees will be legally valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors in accordance with their terms.

2. The 2021 Notes and the 2021 Notes Guarantees have been authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, of the Issuers and the Covered Guarantors and, when the 2021 Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Issuers in accordance with the terms of the 2021 Indenture and the exchange offer described in the Prospectus, the 2021 Notes and the 2021 Notes Guarantees will be legally valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors in accordance with their terms.

Our opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the

July 22, 2016

discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indentures, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures and Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and the Covered Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins

July 22, 2016

Exhibit 1

GUARANTORS

Delaware Entities

Aloha Petroleum LLC

ETP Retail Holdings, LLC

Mid-Atlantic Convenience Stores, LLC

Susser Holdings Corporation

Susser Holdings, L.L.C.

Susser Petroleum Operating Company LLC

Susser Petroleum Property Company LLC

Sunoco, LLC

Stripes Holdings LLC

Texas Entities

Stripes LLC

Sunoco Energy Services LLC

Hawaii Entity

Aloha Petroleum, Ltd.

Virginia Entities

MACS Retail LLC

Southside Oil, LLC

Pennsylvania Entity

Sunoco Retail LLC